UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2018

BIOLIFE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, WA	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (425) 402-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Events.

On September 4, 2018, BioLife Solutions, Inc. (the “Company”) purchased $5,000,000 of shares of common stock of SAVSU Technologies, Inc. (“SAVSU”) pursuant to a share purchase agreement (the “Agreement”) by and between the Company, SAVSU and Savsu Origin, LLC (formerly Savsu Technologies LLC, “SOLLC”). Following this purchase, the Company owns approximately 44% of SAVSU, up from 31%.

In connection with the financing transaction, on September 4, 2018, the Company and SOLLC entered into a call option agreement pursuant to which the Company, at its sole discretion, has the option for a period of 18 months to purchase from SOLLC all of its shares of SAVSU (representing all of the remaining outstanding shares of SAVSU) for the greater of (i) 1,000,000 shares of Company common stock or (ii) approximately $23 million of shares of Company common stock calculated based on the 20 day volume weighted average price of the Company’s common stock on the date of exercise (each as adjusted for stock splits, combinations and the like). If the Company exercises the call option, the Company will issue 75% of the shares at closing of the option exercise, with the remaining 25% to be issued upon the achievement of specific revenue milestones.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioLife Solutions, Inc.

Date: September 7, 2018	By:	/s/ Roderick de Greef
Name: Roderick de Greef Title: Chief Financial Officer